Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

On April 3, 2006, KFx Inc. completed the acquisition of Buckeye Industrial Mining Co. (“Buckeye”) pursuant to a Share Purchase Agreement dated March 6, 2006 by and between KFx, New Meadville Forging, Inc. and Keller Group, Inc. KFx purchased 100% of the outstanding common stock of Buckeye for a purchase price of $37.2 million, consisting of $35 million in cash plus the issuance of 118,821 shares of common stock. Buckeye’s primary business is to mine, process and market coal to power generating facilities and industrial users. New Meadville Forging, Inc. owned all of the issued and outstanding shares of Buckeye prior to the transaction. Keller Group, Inc. is the ultimate parent of New Meadville Forging, Inc. and benefited directly from the transaction.

In February 2006, we sold approximately 8.1 million shares of common stock at a price to the public of $18.75 per share pursuant to a follow-on common stock offering, resulting in net proceeds of approximately $144.6 million after deducting the underwriting discounts and commissions and offering expenses.  We used part of the proceeds from this offering to fund the acquisition of Buckeye Industrial Mining Company and plan on using the remaining funds for new plant facility construction costs, the purchase of a coal-fired boiler for our Fort Union plant and general corporate purposes.

The unaudited pro forma condensed statement of operations for the twelve months ended December 31, 2005 was prepared as if the acquisition and the common stock offering had taken place on January 1, 2005. The unaudited pro forma condensed balance sheet as of December 31, 2005 was prepared as if the acquisition and the common stock offering had taken place on December 31, 2005. The acquisition of Buckeye will be accounted for as a purchase in accordance with Statement of Financial Accounting Standards No. 141, "Business Combinations," with KFx treated as the acquiror. See description of Pro Forma Adjustments following the Pro Forma Condensed Financial Statements.

The following unaudited pro forma condensed financial statements give effect to the purchase of Buckeye and the common stock offering. This information should be read in conjunction with the audited consolidated financial statements of KFx Inc. and subsidiaries for the year ended December 31, 2005 as filed on Form 10-K with the Securities and Exchange Commission, as well as with the audited financial statements of Buckeye Industrial Mining Company for the year ended December 31, 2005, which are included in this Form 8-K document in Exhibit 99.1. The pro forma data does not purport to be indicative of the results of future operations or the combined results that would have occurred had the purchase been consummated at the beginning of the period presented. This data has been included as required by the rules and regulations of the Securities and Exchange Commission and is provided for comparative purposes only.

UNAUDITED PRO FORMA CONDENSED BALANCE SHEET

	As of December 31, 2005
	(in thousands)
	KFx Inc.	Buckeye (a)	Pro forma adjustments		Pro forma combined
	(unaudited)
Assets
Cash and cash equivalents	$28,793	$-	$107,649	a, e	$136,442
Accounts receivable	-	4,649	-		4,649
Inventory	-	2,138	-		2,138
Other current assets	964	744	-		1,708
Total current assets	29,757	7,531	107,649		144,937
Restricted cash	5,198	-	-		5,198
Construction in progress	71,612	1,442	-		73,054
Mineral rights	-	20,720	-		20,720
Property and equipment, net of accumulated depreciation	4,679	15,369	-		20,048
Other assets	2,926	-	-		2,926

	$114,172	$45,062	$107,649		$266,883

Liabilities and Stockholders’ Equity
Accounts payable	$1,303	$3,450	$-		$4,753
Accrued liabilities	8,365	732	-		9,097
Other current liabilities	179	-	-		179
Total current liabilities	9,847	4,182	-		14,029
Deferred revenue, less current portion	6,751	-	-		6,751
Asset retirement obligation	3,558	1,772	-		5,330
Other long-term liabilities	375	-	-		375
Total liabilities	20,531	5,954	-		26,485

Total stockholders’ equity	93,641	39,108	107,649	a,b,e	240,398

	$114,172	$45,062	$107,649		$266,883

See notes to unaudited pro forma condensed financial statements

UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

	For the Year Ended December 31, 2005
	(in thousands, except per share amounts)
	KFx Inc.	Buckeye	Pro forma adjustments		Pro forma combined
	(unaudited)	(unaudited)
Operating revenues	$984	$51,708	$-		$52,692

Operating expenses
Cost of mining and ash disposal	-	41,973	-		41,973
General and administrative expense	20,201	2,553	-		22,754
Depreciation, amortization and depletion	773	3,451	570	c	4,794
Research and development	1,611	-	-		1,611
Other operating expenses	3,559	1,557	(1,557)	d	3,559
Total operating expenses	26,144	49,534	(987)		74,691

Operating profit/(loss)	(25,160)	2,174	987		(21,999)

Other income (expenses)
Other income (expenses), net	(16)	54	-		38
Interest income (expense), net	1,863	-	-		1,863
Total other income (expense)	1,847	54	-		1,901

Income/(loss) from operations	(23,313)	2,228	987		(20,098)

Basic and diluted loss per share	$0.35				$0.27

Weighted-average common shares outstanding	66,399		8,169	a,e	74,568

See notes to unaudited pro forma condensed financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL STATEMENTS

Note 1— Pro Forma Adjustments Related to the Purchase

The unaudited pro forma condensed balance sheet includes the following adjustments:

(a)
This column reflects the purchase price paid by KFx and adjusts the historical book values of Buckeye's assets and liabilities as of April 3, 2006 to their estimated fair values, in accordance with purchase accounting. The calculation of the total purchase price and the preliminary allocation of this price to assets and liabilities are shown below.

Pro forma calculation and allocation of purchase price:

Shares of KFx common stock issued to Keller	118,821
Average KFx stock price	$18.47

Fair value of common stock issued	2,194,386
Plus: Cash paid for purchase price (including $3.75 million held in escrow)	35,000,000
Plus: Cash paid to seller for reimbursement of capital expenditures	908,047
Plus: Acquisition costs incurred	1,005,278

Total purchase price	39,107,711

Plus: liabilities to be assumed by KFx Inc.:
Accounts payable	3,450,094
Accrued liabilities	732,490
Asset retirement obligation	1,771,502

Total purchase price plus liabilities assumed	$45,061,797

Fair value of Buckeye assets:
Currents assets	$7,531,147
Mineral rights	20,720,228
Ash disposal facility	7,556,789
Other property and equipment	9,253,633

Total fair value of Buckeye’s assets	$45,061,797

        The total purchase price includes $35 million in cash. The total purchase price plus liabilities assumed also includes:

• the value of 118,821 shares of KFx common stock that was issued to New Meadville Forging, Inc. The average stock price used to calculate the fair value of those shares was calculated by using the average closing stock price before and after the transaction date.

• $908,047 of amounts reimbursed by KFx to Keller and include capital expenditures paid by Keller on behalf of KFx. These costs were treated as an addition to the purchase price.

• $1,005,278 of acquisition costs and include legal and accounting fees, printing expenses and other merger-related costs. These costs are shown as a reduction of cash and recorded as part of the purchase price allocation in the unaudited pro forma condensed balance sheet.

• Mineral rights and property plant and equipment were valued by independent third party experts.

        The purchase price allocation is preliminary and is subject to change due to several factors, including (i) the actual acquisition costs incurred, (ii) changes in KFx's valuation estimates that may be made between now and the time the purchase price allocation is finalized, and (iii) the completion of our search for unrecorded liabilities.

(b)	This adjustment eliminates the components of Buckeye’s stockholders' equity accounts.

       The unaudited pro forma condensed statement of operations includes the following adjustments:

(c)
This adjustment increases Buckeye’s historical depreciation, depletion and amortization expense associated with fixed assets based on the pro forma allocation of purchase price to fixed assets. The most significant asset acquired were mineral rights, which are capitalized and depleted on the units-of-production method utilizing only proven and recoverable reserves in the depletion base and are assumed to have no residual value. For assets that were in service at the time of acquisition we used the life reflective of the remaining useful life of the asset.

(d)	This adjustment eliminates the management fee charged to Buckeye by their parent, Keller Group, Inc.

Note 2— Pro Forma Adjustments Related to the Common Stock Offering

The unaudited pro forma condensed balance sheet and the unaudited pro forma condensed statement of operations includes the following adjustments:

(e)
This entry reflects the common stock offering in February 2006 of approximately 8.1 million shares of common stock at a price to the public of $18.75 per share pursuant to a follow-on common stock offering, resulting in net proceeds of approximately $144.6 million after deducting the underwriting discounts and commissions and offering expenses. The entry is shown as an increase in cash and an increase in stockholders’ equity in the unaudited pro forma condensed balance sheet as of December 31, 2005.

Note 3—Pro Forma Assumptions

The unaudited pro forma condensed statement of operations reflects a net loss from operations, and therefore does not reflect adjustments for income taxes as KFx has a full valuation allowance. In addition, the impact of stock options, stock warrants and stock grants was not included in the calculation of diluted loss per share as their effect would be anti-dilutive.